Exhibit 10.7

November 13, 2023

RebeccaMarkovich 3007 N Honore St Chicago, IL 60657

[...]@gmail.com

Dear Rebecca,

We appreciate and value your contributions to Talis Biomedical. In an effort to incentivize you to maintain your at-will employment with us, we are pleased to offer you a one-time lump-sum retention bonus of $59,500.00 (gross), subject to the terms and conditions below. This retention bonus is designed to reward continued great performance, professional attitude, ongoing collaboration and teamwork, as well as your continued contributions to Talis Biomedical.

The designated retention bonus period is from the date you sign the letter through the achievement of these business critical milestones. To be eligible to earn this retention bonus, you must meet the following requirements:

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Be actively employed through the completion of the milestones indicated.
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Be in good standing with no written corrective actions or significant performance issues through the milestones indicated.
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Maintain the highest levels of professional integrity and always conduct yourself in alignment with Talis Bio’s values.
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If you remain employed through the completion of a sale/merger or liquidation and dissolution of Talis Biomedical, you will receive $59,500.00 less applicable deductions and withholdings.

Your employment remains at-will, meaning that you and Talis Biomedical may terminate the employment relationship at any time, with or without cause, and with or without notice.

Thank you for your continued service and dedication to Talis Biomedical! Sincerely,

Matthew Pepe

VP, Human Resources

I, hereby accept the terms of this retention bonus as set forth above.

Printed Name:	Rebecca Markovich
Signature:	/s/ Rebecca Markovich
Date:	11/13/2023